EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2015, relating to the consolidated financial statements and financial statement schedule of Cliffs Natural Resources Inc. and subsidiaries, and the effectiveness of Cliffs Natural Resources Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cliffs Natural Resources Inc. for the year ended December 31, 2014.
/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
May 21, 2015